Exhibit 15.1

To

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated April 25, 2018 on our review of interim financial information of Vale S.A. for the three-month periods ended March 31, 2018 and 2017, which is included in the report on Form 6-K of Vale S.A. furnished to the Securities and Exchange Commission on April 25, 2018, is incorporated by reference in this Registration Statement on Form F-3 of Vale S.A. and Vale Overseas Limited.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG Auditores Independentes
KPMG Auditores Independentes

Rio de Janeiro, Brazil
June 19, 2018